Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2016, with respect to the financial statements of Lion Biotechnologies, Inc. and the effectiveness of internal control over financial reporting of Lion Biotechnologies, Inc. which appear in Lion Biotechnologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 11, 2016. We also consent to the reference to our firm under the heading “Experts”.

/s/ Weinberg & Company, P.A.
Los Angeles, California
December 23, 2016